Exhibit 10.17

January 13, 2003

Kurt Schneider

Dear Kurt:

On behalf of World Wrestling Entertainment, Inc., I am pleased to extend the following offer of employment to you.

Title:	Executive Vice President, Marketing

Location:	Corporate Headquarters
1241 East Main Street
Stamford, CT 06902

Department:	Marketing

Reporting	Linda McMahon
Relationship:	Chief Executive Officer

Start Date:	February 24, 2003

Base Compensation:	$275,000 base salary, which will be paid bi-weekly, in the amount of $10,576.92. You will be eligible for a salary increase, based upon your performance evaluation, in calendar year 2004. Our current review is June 1st.

Sign-on Bonus:	$15,000 less applicable deductions payable on the first pay date following 30 days of employment. If you voluntarily terminate employment with WWE within one year of your date of hire, you must reimburse WWE 100% of your sign-on bonus. Reimbursement is due within 10 days following last day of employment.

Incentive Bonus:	You are eligible to participate in the WWE Management Incentive Program. This program is based upon your performance evaluation and achievement of fiscal year company/business unit financial goals. Currently, the target bonus for your level of position is 40%. Bonus payments are made after the close of the fiscal year (May 1 – April 30). You will be eligible for an incentive bonus payment in 2004.

Stock Options:	You will be granted options to purchase 40,000 shares of Class A Common Stock of World Wrestling Entertainment, Inc., at an exercise price equal to the closing price on the first day of your employment. Your stock options will vest, or become exercisable in equal installments on each of the anniversary dates of your employment over four years. As we discussed, the WWE long term incentive plan ("LTIP") provides that any outstanding options will accelerate and become 100% vested and exercisable upon a change of control. A copy of the LTIP will be provided to you on your start date.

Benefits:	You will be eligible for full company benefits on the first day of the month following your date of hire. Company benefits include: Medical, Dental, Life, LTD and 401(k)plan. Detailed information regarding the benefits is included in the enclosed offer packet.

Vacation:	Three (3) weeks vacation and three (3) personal days.See vacation policy included in the offer packet for more details.

Relocation:	WWE, Inc. will provide you with the following:

	•	Up to One Hundred Twenty (120) days of temporary housing;
	•	Rental car for the duration of your temporary housing
	•	Up to Two (2) house hunting trips for you and your family
	•	Up to Three (3) additional return trips to California for you to visit your family
	•	WWE will reimburse you for expenses associated with the termination of the lease on your existing house and the purchase of your new home, i.e. moving expenses, legal and administrative fees for both events. Excludable items are sales commission and loan points. Where applicable any amounts paid to you will be grossed up to offset the impact of taxes. All expenditures will need to be properly documented in keeping with IRS negotiations.
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Relocation must be initiated within six months of hire. If you voluntarily terminate employment with WWE, Inc. within one year of your relocation start date, you must reimburse WWE, Inc. 100% of the relocation costs incurred by WWE on your behalf. Reimbursement is due within 10 days following last day of employment.

Confidentiality/ Non-Solicitation Agreement:	Enclosed please find a Confidentiality/Non-Solicitation Agreement to be signed and returned to the Human Resources Department.

Severance:	If your employment is terminated by World Wrestling Entertainment, Inc. “without cause”, (“cause” is defined as(i) engages in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates; (ii) willfully fails to perform specific and lawful directives; (iii) is convicted, pleads or enters a plea of nolo contendere to a felony, you will receive the following:

	a.	During the first year of employment, 12 months salary continuation at your then current rate of base salary;
	b.	During the second year of employment, 9 months salary continuation at your then current rate of base salary;
	c.	During the third year of employment, 6 months salary continuation at your then current rate of base salary;
	d.	Your stock options will continue to be exercisable one (1) year from the date of termination as per the LTIP
	e.	All Medical benefits at terms and condition no less favorable than as in effect at the time of your termination for your duration of your salary continuation

Attorneys' Fees:	As we discussed, WWE will reimburse you for the reasonable attorneys' fees you incurred in connection with the finalization of this offer letter and the related agreements.

This offer is contingent upon clear reference and background checks and satisfaction of the Immigration Control and Reform Act requirements. Your employment relationship with WWE, Inc. will be “at will.” This means that either you or WWE can end your employment at any time, for any reason.

On behalf of World Wrestling Entertainment, Inc., we are very pleased that you have accepted this offer and look forward to you joining our team. If you have any questions, please do not hesitate to give me a call at (203) 353-5016.

Please fax a signed copy of this letter to my attention by Thursday, January 30, 2003. The fax number is (203) 359-5151.

Sincerely,

/s/ Nicole Zussman

Nicole Zussman Vice President Human Resources

/s/ Kurt Schneider

Kurt Schneider	Date

Enclosure